Starboard Value A LP
(a Delaware limited partnership)
Financial Statements
December 31, 2016

Starboard Value A LP
(a Delaware limited partnership)
Table of Contents

Page(s)
Independent Auditors’ Reports	3-4

Financial Statements
Statement of Assets, Liabilities and Partners’ Capital	5
Statement of Income	6
Statement of Changes in Partners’ Capital	7
Statement of Cash Flows	8
Notes to Financial Statements	9-13

Report of Independent Auditors

To the General Partner of
Starboard Value A LP:

We have audited the accompanying financial statements of Starboard Value A LP, which comprise the statement of assets, liabilities and partners’ capital as of December 31, 2016, and the related statements of income, changes in partners’ capital and cash flows for the year then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Starboard Value A LP at December 31, 2016, and the results of its operations, the changes in partners’ capital and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
New York, New York
March 22, 2017

Report of Independent Auditors

To the Management of Starboard Value A LP:

We have audited the accompanying financial statements of Starboard Value A LP, which comprise the statement of assets, liabilities and partners’ capital as of December 31, 2015, and the related statements of income, changes in partners’ capital and cash flows for each of the two years in the period ended December 31, 2015.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Starboard Value A LP as of December 31, 2015, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

/S/ PRICEWATERHOUSECOOPERS LLP
New York, New York
March 23, 2016

Starboard Value A LP
(a Delaware limited partnership)
Statement of Assets, Liabilities and Partners’ Capital
(dollars in thousands)
As of December 31, 2016 and 2015

	December 31,
	2016	2015
Assets
Cash and cash equivalents	$1,176	$213
Investments in Portfolio Funds, at fair value (cost 2016 - $1,441; 2015 - $2,357)	2,490	2,995
Receivable of Realized Incentive Allocation from Portfolio Funds	5,899	1,352
Receivable of Unrealized Incentive Allocation from Portfolio Funds	4,275	15,487
Redemptions receivable from Portfolio Funds	—	430
Total assets	$13,840	$20,477

Commitments and contingencies (Note 6)

Liabilities and Partners' Capital
Capital distributions payable	$5,604	$—

Partners’ capital	8,236	20,477
Total liabilities and Partners’ capital	$13,840	$20,477

The accompanying notes are an integral part of these financial statements.

Starboard Value A LP
(a Delaware limited partnership)
Statement of Income
(dollars in thousands)
For the Years Ended December 31, 2016, 2015 and 2014

	Year ended December 31,
	2016	2015	2014
Revenues
Incentive Allocation Income	$24,036	$(19,246)	$90,905
Total revenues	24,036	(19,246)	90,905

Other income (loss)
Net gains (losses) from Investments in Portfolio Funds	302	(221)	734
Net income (loss)	$24,338	$(19,467)	$91,639

The accompanying notes are an integral part of these financial statements.

Starboard Value A LP
(a Delaware limited partnership)
Statement of Changes in Partners’ Capital
(dollars in thousands)
For The Years Ended December 31, 2016, 2015 and 2014

	General Partner	Limited Partners	Total
Balance at December 31, 2013	$258	$27,171	$27,429
Capital Contributions	5	597	602
Net Income (loss)	853	90,786	91,639
Capital Distributions	(208)	(22,118)	(22,326)
Balance at December 31, 2014	908	96,436	97,344
Capital Contributions	1	108	109
Net Income (loss)	(181)	(19,286)	(19,467)
Capital Distributions	(535)	(56,974)	(57,509)
Balance at December 31, 2015	193	20,284	20,477
Capital Contributions	1	63	64
Net Income (loss)	227	24,111	24,338
Capital Distributions	(341)	(36,301)	(36,642)
Balance at December 31, 2016	$80	$8,157	$8,237

The accompanying notes are an integral part of these financial statements.

Starboard Value A LP
(a Delaware limited partnership)
Statement of Cash Flows
(dollars in thousands)
For The Years Ended December 31, 2016, 2015 and 2014

	For the year ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net income (loss)	$24,338	$(19,467)	$91,639
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Net (gains) losses from Investments in Portfolio Funds	(302)	221	(734)
(Increase)/decrease in operating assets and liabilities:
Receivable of Realized Incentive Allocation from Portfolio Funds	(4,547)	51,674	(34,440)
Receivable of Unrealized Incentive Allocation from Portfolio Funds	11,212	25,098	(33,957)
Net cash provided by operating activities	30,701	57,526	22,508

Cash flows from investing activities
Purchase of Portfolio Fund Investments	(64)	(109)	(602)
Proceeds from Sale of Portfolio Fund Investments	1,300	—	—
Net cash provided by (used in) investing activities	1,236	(109)	(602)

Cash flows from financing activities
Capital contributions	64	109	602
Capital distributions, net of change in capital distributions payable	(31,038)	(57,509)	(22,326)
Net cash used in financing activities	(30,974)	(57,400)	(21,724)

Net change in cash and cash equivalents	963	17	182

Cash and cash equivalents at beginning of year	213	196	14
Cash and cash equivalents at end of year	$1,176	$213	$196

Supplemental non-cash information
Redemption receivable for sale of Portfolio Fund Investments	$—	$430	$—

The accompanying notes are an integral part of these financial statements.

Starboard Value A LP
(a Delaware limited partnership)
Notes to Financial Statements
(dollars in thousands)

1. Organization and Nature of Business

Starboard Value A LP (the “Partnership”), a Delaware limited partnership, was formed on February 9, 2011 for the purpose of providing a full range of investment advisory and management services and acting as a general partner, investment advisor, or in similar capacity to clients. As of December 31, 2016 and 2015, funds which the Partnership acted as general partner consisted of Starboard Value and Opportunity Fund LP, Starboard Intermediate Fund, L.P., Starboard Leaders Fund LP, Starboard Partners Fund LP, Starboard Leaders Select Fund LP, and other managed accounts (collectively the “Funds”).

The general partner of the Partnership is Starboard Value A GP LLC, a Delaware limited liability company (the “General Partner”). The limited partners of the Partnership (the “Limited Partners”) are Starboard Principal Co A LP, a Delaware limited partnership (the “Principal Co”), and Ramius V&O Holdings LLC, a Delaware limited liability company (“Ramius”), which is a wholly-owned subsidiary of Cowen Group, Inc. (“CGI”) (NASDAQ: COWN). Principal Co and Ramius are also the members of the General Partner.

Pursuant to the organization documents, the Partnership is entitled to receive the incentive income earned from the Funds (See Note 2 Incentive Allocation).

2. Summary of Significant Accounting Policies

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The following is a summary of the significant accounting policies followed by the Partnership:

Cash and Cash Equivalents
Cash and cash equivalents include cash balances and highly liquid investments with original maturities of three months or less. As of December 31, 2016 and 2015, there were no cash equivalents. Cash and cash equivalents, if any, may exceed the amount of Federal insurance provided for such amounts. The Partnership has not experienced any losses on its cash and cash equivalents and the General Partner believes the risk of such loss to be remote.

Consolidation
In the ordinary course of business, the Partnership sponsors various entities that it has determined to be variable interest entities (“VIEs”). These VIEs are primarily funds for which the Partnership serves as the general partner and/or investment manager with decision-making rights. The Partnership would consolidate all entities that it controls through a majority voting interest or otherwise, including those funds that are limited partnerships in which the general partner has a controlling financial interest in accordance with guidance of ASC Subtopic 810-20, "Control of Partnerships and Similar Entities" and ASU 2015-02, “Amendments to Consolidation Analysis,” which the Partnership elected to early adopt for the year ended December 31, 2016.

An entity is determined to be the primary beneficiary if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly impact the entity's business, and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The consolidation guidance requires an analysis to (a) determine whether an entity in which the Partnership holds a variable interest is a VIE and (b) whether the Partnership’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., certain management and performance related fees), would give it a controlling financial interest. The Partnership does not consolidate any of these funds that are VIEs as it has concluded that it is not the primary beneficiary in each instance. Fund investors are entitled to all of the economics of these VIEs with the exception of the management fee and incentive fee

Starboard Value A LP
(a Delaware limited partnership)
Notes to Financial Statements
(dollars in thousands)

income, if any, earned by the Partnership. The Partnership’s involvement with the Funds is limited to providing investment management services in exchange for incentive allocation income.

Investments in Portfolio Funds
Portfolio funds (“Portfolio Funds”) include interests in funds and investment companies managed by the Partnership. The Partnership elected the fair value option and follows US GAAP regarding fair value measurements and disclosures relating to investments in certain entities that calculate net asset value (“NAV”) per share (or its equivalent). The guidance permits, as a practical expedient, an entity holding investments in certain entities that either are investment companies as defined by the ASC 946, Investment Companies, or have attributes similar to an investment company, and calculate net asset value per share or its equivalent for which the fair value is not readily determinable, to measure the fair value of such investments on the basis of that NAV per share, or its equivalent, without adjustment. Generally, Starboard Value A LP holds investments in Portfolio Funds until the earlier of (a) realization of the investment, or (b) the dissolution/termination of the respective fund.

Revenue Recognition
The Partnership’s principal source of revenue is derived from alternative investments, which generates revenue through two principal sources: incentive allocation income and investment income from the Partnership’s own capital investments in the Funds.

Incentive Allocation
According to the offering documents of the respective Funds, the Funds shall pay the Partnership an incentive allocation as compensation for services performed by the Partnership. Incentive allocations earned are recognized on an accrual basis based on Fund performance during the period, subject to the achievement of minimum return levels, or high water marks, as set out in the respective Fund’s confidential offering memorandums or other governing documents. Realized incentive allocations are recognized when the incentive allocations are payable to the Partnership. Unrealized incentive allocations are calculated based on an assumed liquidation of the Fund’s ending capital on the reporting date, and distribution of the net proceeds in accordance with the Fund’s income allocation provisions accrued but unpaid incentive allocation charged directly to investors in the Funds are recorded within realized incentive allocation receivable and unrealized incentive allocation respectively, in the Statements of Assets, Liabilities and Partners’ Capital. Note that accrued but unrealized incentive allocations are not yet payable because they are not yet realized and as such may be subject to reversal to the extent that the accrued amount exceeds the actual future performance of the respective funds. The Partnership may, at its discretion, waive or reduce the incentive allocation with respect to certain limited partners of the Funds.

Net gains (losses) on Investments in Portfolio Funds
Net gains (losses) on investments in Portfolio Funds represents the unrealized and realized gains and losses on the Partnership’s investments. Gains (losses) on investments in Portfolio Funds are realized when the Partnership redeems all or a portion of its investment or when the Partnership receives cash income, such as dividends or distributions, from its investments. Unrealized gains (losses) on investments in Portfolio Funds results from changes in the fair value of the underlying investment.

Income Taxes
The Partnership is not subject to U.S. Federal income tax and is generally not subject to state or local income taxes. Such taxes are the responsibility of the partners and accordingly no provision for income tax expense or benefit is reflected in the accompanying financial statements. The Partnership’s activities do not subject it to tax from other jurisdictions outside the United States and, accordingly, no provision for foreign taxes has been recorded in the accompanying financial statements.

Starboard Value A LP
(a Delaware limited partnership)
Notes to Financial Statements
(dollars in thousands)

The Partnership follows the authoritative guidance on accounting for and disclosure of uncertainty in tax positions which requires the General Partner to determine whether a tax position of the Partnership is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority. At December 31, 2016, there were no uncertain tax positions, interest, or related penalties assessed.

Use of Estimates
The preparation of these financial statements in conformity with US GAAP requires the Partnership to make estimates and assumptions that affect the fair value of investments and the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and the differences could be material.
3. Investments and Fair Value Measurement

As of December 31, 2016 and 2015, investments in Portfolio Funds, at fair value, include the following:

		Fair Value as of December 31,
Investments	Strategy	2016	2015	Redemption Frequency and Commitments
		(dollars in thousands)
Starboard Value and Opportunity Fund LP	Activist	$485	$435	(a) (b)
Starboard Intermediate Fund, L.P.	Activist	1,447	433	(a) (b)
Starboard Intermediate Fund II, L.P.	Activist	—	865	(a) (b)
Starboard Leaders Fund LP	Activist	344	277	(c) (d)
Starboard Partners Fund LP	Non-Activist	35	33	(a) (d)
Other Managed Accounts	Activist	179	952	(c) (d)
		$2,490	$2,995

(a) The Partnership has no unfunded commitments related to these Portfolio Funds.
(b) Investments may only be redeemed on a quarterly basis with 90 days prior written notice.
(c) As of December 31, 2016 and 2015, the Partnership had total commitments to Starboard Leaders Fund and Other Managed Accounts of $255 and $600, respectively, of which the Partnership has funded $255 and $150, respectively. These commitments can be called at any time, subject to advance notice.
(d) Investments are only distributed upon realization of all or the specific investment opportunity, as applicable, in the Portfolio Fund.

In accordance with US GAAP, the Partnership's investments in Portfolio Funds are measured at fair value using the net asset value per share (or its equivalent) as a practical expedient and therefore have not been classified in the fair value hierarchy.

Because of the inherent uncertainty of the valuation for the Partnership’s investments, the fair value assigned may differ from the values that would have been used had a ready market existed for these investments, and the differences may be material.

Starboard Value A LP
(a Delaware limited partnership)
Notes to Financial Statements
(dollars in thousands)

4. Related Party

The investment manager, Starboard Value LP, a related entity with the same Class A limited partners as the Partnership, assumes all administrative expenses and costs of operations for the Partnership.

5. Partners’ Capital

Pursuant to the terms of the Limited Partnership Agreement (the “Agreement”), the Partnership initially issued a total number of 1,000 profit units. One percent of these profit units were issued to the General Partner and ninety-nine percent of the profit units were issued to the Class A limited partners, Principal Co and Ramius. Class B and Class D partners are also entitled to distributions based on the Agreement.

According to the Agreement, the ownership interest of the Partnership may be adjusted from time to time based on the contractual terms and the respective fair values.

Net income (losses) are allocated in proportion to the Class A limited partners ownership interests in the Partnership. However, incentive allocations are available for distribution firstly to Class B limited partners based on allocations as defined by the Agreement, next to Class D limited partners based on allocations as defined by the Agreement, and thereafter, all remaining amounts are available for distribution to the Class A limited partners in proportion to their respective ownership interest in the Partnership, subject to certain priority distributions to Ramius as set forth in the Agreement.

In the event that the Partnership is liquidated or if all or substantially all its assets are sold, distributions shall be made pro-rata based on ownership interests.

The General Partner and Limited Partners make periodic contributions for the purpose of funding the Partnership’s investments in Portfolio Funds.

6. Commitments and Contingencies

In the normal course of business the Partnership enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Partnership’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Partnership that have not yet occurred. However, the Partnership expects the risk of loss to be remote.

7. Risks

The Partnership is subject to a variety of risks in the conduct of its operations. The Partnership is economically dependent on the performance of the Funds and its related parties as the source of its incentive allocation revenues and, accordingly, may be materially affected by the actions of and the various risks associated with such Funds and related parties. For instance, market risk, currency risk, credit risk, operational risk and liquidity risk.

Legal, tax and regulatory changes could occur during the term of the Partnership that may adversely affect the Partnership. The regulatory environment for investment funds is evolving, and changes in the regulation of investment funds may adversely affect the Partnership’s operations.

Starboard Value A LP
(a Delaware limited partnership)
Notes to Financial Statements
(dollars in thousands)

8. Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers. ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The guidance requires revenue recognition of an amount the entity expects to receive in exchange for the transfer of promised goods or services to customers. An entity is required to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved.

In August 2015, the FASB issued ASU 2015-14, Deferral of the Effective Date, which deferred the effective date of the guidance of ASU 2014-09 by one year. The amended guidance relating to Revenue from Contracts with Customers is effective for annual periods after December 15, 2018. The guidance may have a material impact on the Partnership’s consolidated financial statements, including significantly delaying the recognition of revenue associated with the incentive income that Partnership’s contracts provide for. The Partnership is currently evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption.

9. Subsequent Events

The Partnership has determined that no material events or transactions occurred subsequent to December 31, 2016 and through March 22, 2017, the date the accompanying financial statements were available to be issued, which require additional adjustments or disclosures in the accompanying financial statements. For the period January 1, 2017 through March 22, 2017, the Partnership made distributions of approximately $5.6 million to its partners, all of which were reflected as distributions payable at December 31, 2016.